First Amendment to Automatic YRT Reinsurance Agreement

("First Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"). The undersigned parties hereby agree that the Agreement shall be and is hereby amended and incorporated as follows:

1.[*]

2.[*]

3.Article 12 relating to Recapture shall apply separately to VUL Plans (Form 138795) and [*]. This means the Ceding Company shall have the option under Article 12 to exercise its recapture rights for any combination of VUL Plans [*] (for example, the Ceding Company shall have the right to recapture VUL Plans without recapturing [*]), provided the Ceding Company otherwise exercises such rights in accordance with the terms of the Agreement.

4.[*]

5.[*]

6.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement. Except as expressly amended above, all other terms of the Agreement, together with all exhibits and attachments thereto, remain in full force and effect. This First Amendment is effective [*] upon execution by both of the undersigned parties. This First Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Company	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

B-1

[*]

B-2

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-1